Exhibit 10.16
NEWMARKET CORPORATION

Performance Stock Award Agreement

    THIS AGREEMENT dated as of the 9th day of February, 2024, between NEWMARKET CORPORATION, a Virginia corporation (the “Corporation”), and [name] (“Participant”), is made pursuant and subject to the provisions of the NewMarket Corporation 2023 Incentive Compensation and Stock Plan (the “Plan”). All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

    1.    Award of Stock. Pursuant to the Plan, the Corporation, on March 5, 2024 (the “Award Date”), grants to Participant an award of [# shares] shares of restricted Common Stock (the “Performance Stock”). This award of Performance Stock is subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein.

    2.    Restrictions. Except as provided in this Agreement, the Performance Stock is nontransferable and is subject to a substantial risk of forfeiture.

    3.    Vesting; Performance Criteria.

        (a)    Except as provided in Section 4, on the date the Committee certifies in writing that the applicable performance criteria set forth below (“Performance Criteria”) have been achieved (the “Performance Vesting Date”), Participant’s interest in all or a percentage of the Performance Stock then outstanding shall be transferable and nonforfeitable (“Vested”).

        (b)    The Performance Criteria shall be achieved if the Corporation’s Earnings Per Share (as defined below) for the fiscal year of the Corporation ending December 31, 2028, is at least equal to the applicable Performance Target set forth in the table below.

Performance Target	Vested Percentage of Outstanding Performance Stock
$xx.xx (“Target EPS”)	100%
Between Target EPS and Threshold EPS	That percentage resulting from a straight line interpolation between Target EPS achievement and Threshold EPS achievement
$xx.xx (“Threshold EPS”)	50%
Less than Threshold	0%

        (i) For the avoidance of doubt, no more than 100% of the Performance Stock can become Vested pursuant to this Agreement.

        (ii) “Earnings Per Share,” for the fiscal year of the Corporation ending December 31, 2028, shall equal (x) net income less earnings allocated to participating securities for such fiscal year, excluding one-time/non-recurring items, divided by (y) the weighted average number of shares of Common Stock outstanding for such fiscal year.

        (iii) The “Service Period” shall be the period from January 1, 2024 through December 31, 2028.

    4.    Vesting; Death or Disability. In the event that Participant dies or becomes totally and permanently disabled (within the meaning of Code section 22(c)(3)) (such event, a “Disability”) prior to the Performance Stock becoming Vested or forfeited pursuant to the other provisions of this Agreement:

    (i) the Performance Stock that becomes Vested on Participant’s death or Disability shall equal the number of shares of Performance Stock awarded hereunder, times the ratio of: (x) the number of days elapsed during the Service Period prior to Participant’s death or Disability, over (y) the total number of days in the Service Period; and

    (ii) the portion of the Performance Stock that does not become Vested pursuant to clause (i) shall be forfeited.

    5.    Forfeiture.

    (a)     Upon the termination of Participant’s employment with the Corporation or a Related Entity prior to the Performance Vesting Date, other than upon Participant’s death, Disability, or Retirement (as defined herein), all shares of Performance Stock shall be forfeited.

    (b)    Upon Participant’s death or Disability, Section 4 shall apply.

    (c)    Upon Participant’s Retirement, a percentage of the Performance Stock shall be forfeited equal to: (x) the number of days remaining in the Service Period, over (y) the total number of days in the Service Period. For purposes of this Agreement, “Retirement” shall mean the Participant terminates employment under circumstances entitling the Participant to participate in the Corporation’s employee benefit programs for retirees. For clarity, shares that remain outstanding after any forfeiture under this Section 5(c) shall become Vested, if at all, only in accordance with Section 3.

    6.    Shareholder Rights. Participant will have all the rights of a shareholder of the Corporation with respect to the Performance Stock, including the right to receive dividends on and to vote the Performance Stock; provided, however, that until such Performance Stock is Vested (i) Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Performance Stock, (ii) if the Performance Stock is evidenced by a certificate, the Corporation shall retain custody of such certificate as provided in Section 7, and (iii) Participant will deliver a stock power in accordance with Section 8.

    7.    Certificates.    At the option of the Corporation, the Performance Stock shall be evidenced by an entry on the registry books of the Corporation or by a certificate issued by the Corporation. Participant may not receive or take possession of any shares of Performance Stock through book-entry accounts held by, or in the name of, Participant so long as the Performance Stock is not Vested. If the Performance Stock is evidenced by a certificate, custody of such certificate evidencing the Performance Stock shall be retained by the Corporation so long as the Performance Stock is not Vested. Any book entries and certificates evidencing the Performance Stock shall carry or be endorsed with a legend restricting the transferability of shares set forth in this Agreement. The Corporation shall release the restrictions on the book entry evidencing the Performance Stock or deliver to Participant the stock certificates evidencing the Common Stock as soon as practicable after the Performance Stock becomes Vested.

    8.    Stock Power. Participant shall deliver to the Corporation a stock power, endorsed in blank, with respect to the Performance Stock. The Corporation shall use the stock power to cancel any shares of Performance Stock that do not become Vested. The Corporation shall return the stock power to Participant with respect to any shares of Performance Stock that become Vested.

    9.    Fractional Shares. Fractional shares of Common Stock shall not be issuable hereunder, and when any provision hereof or the Plan may result in a fractional share, such fraction shall be disregarded.

    10.    Taxes. The Corporation shall retain and withhold from the award of Performance Stock, the amount of taxes required by any government to be withheld to satisfy minimum statutory tax withholding obligations with respect to such award. The Corporation shall retain and withhold a number of shares of the Vested Performance Stock having a Fair Market Value as of the date the shares become Vested that is not less than the amount of such tax withholding obligation, and the Corporation shall cancel in whole or in part any such shares so withheld, in order to satisfy the Corporation’s withholding obligations.

    11.    Clawback. The Performance Stock is subject to such deductions, repayment and clawback as may be required by any applicable law, government regulation or stock exchange listing standard, and is subject to the Corporation’s Policy for the Recovery of Incentive Compensation or similar clawback policy of the Corporation in effect from time to time.

12.    No Right to Continued Employment. This Agreement does not confer upon Participant any right with respect to continued employment by the Corporation, nor shall it interfere in any way with the right of the Corporation to terminate Participant’s employment at any time.

    13.    Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

    14.    Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.

    15.    Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

    16.    Treatment Under Pension Plan. Participant hereby acknowledges that “Pay,” as such term is defined in the NewMarket Corporation and Affiliates Salaried Employees’ Pension Plan, does not include the Performance Stock, cash or stock dividends payable thereon, or any other amount of cash or stock received by the Participant with respect to the Performance Stock.

    17.    Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Corporation.

    IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed on its behalf, and the Participant has affixed his signature hereto.

NEWMARKET CORPORATION

By

    Bryce D. Jewett III
(Printed Name)

PARTICIPANT

By

(Printed Name)

Date

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